Exhibit 99.1

CAREER EDUCATION CORPORATION ANNOUNCES RENEWAL OF

LE CORDON BLEU LICENSING AGREEMENT

HOFFMAN ESTATES, Ill.—(BUSINESS WIRE)— (July 15, 2008) – Career Education Corporation (NASDAQ:CECO) announced today that it has extended its licensing arrangement with Le Cordon Bleu International (LCBI) for an additional five year period beginning January 1, 2009 through December 31, 2013.

CEC entered into its first agreement with LCBI almost a decade ago, in which it obtained the exclusive license to utilize the Le Cordon Bleu trade name and programs for CEC’s culinary schools in North America (Le Cordon Bleu Schools North America).

“Consistent with our strategic plan, we are pleased to continue our relationship with LCBI,” said Gary E. McCullough, president and CEO of Career Education Corporation. “Since we partnered in 1999, Le Cordon Bleu Schools North America have successfully trained and graduated thousands of students in the Culinary Arts.”

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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CONTACT:

Career Education Corporation

Media:

Lynne Baker

847/851-7006

Andrea Meyer

847/585-3937

or

Investors:

Casey Darby 847/585-3899

www.careered.com

SOURCE: Career Education Corporation